Exhibit 99.1

Cascade Bancorp (Oregon) (Nasdaq: CACB) Announces Outstanding 2006 Results Reflecting Successful F&M (Idaho) Acquisition and Organic Growth in Oregon Markets; Fourth Quarter Flat Due to Seasonal Factors and Slowing Real Estate Activity:

-	Earnings Per Share Full Year 2006: up 29.9% at $1.34 with net income up 59.0% at $35.7 million

-	Earnings Per Share Fourth Quarter 2006: at $0.36 up 13.8% year-over- year and lower by 2.9% on linked quarter basis (annualized)

-	Loan Growth: up 79.8% year-over-year and 3.2% on linked-quarter basis (annualized)

-	Deposit Growth: up 55.8% year-over-year and 7.9% on a linked-quarter basis (annualized)

-	Net Interest Margin: decreased to 5.54% vs. 5.66% year-over-year and 5.71% for the prior quarter

-	Solid Credit Quality: delinquent loans at .18% of total loans; net charge-offs at .17% (annualized)

          BEND, Ore., Jan. 17 /PRNewswire-FirstCall/ --

          FINANCIAL PERFORMANCE:

          Cascade Bancorp (“Cascade”) (Nasdaq: CACB) reported 2006 full year Diluted Earnings Per Share (EPS) at $1.34 per share up 29.9% as compared to 2005 with Net Income at $35.7 million versus $22.4 million for 2005, largely due to Cascade’s inclusion of Farmers & Merchants State Bank (F&M) of Idaho which was acquired on April 20, 2006.

          For the fourth quarter of 2006 EPS was $0.36, up 13.8% from the year ago quarter and as compared to $0.37 for the prior quarter (which included an approximated $.01 EPS gain on sale of investment securities).  While Cascade’s fourth quarter loan and deposit growth has typically slowed as the summer construction and tourism season abates, it appears a slowing in the level of real estate activity contributed to this pattern, leading to relatively flat loan and deposit balances, as well as compression of the net interest margin when compared to the prior quarter (see discussion below).  Return on Equity was 15.93% for the fourth quarter of 2006 and 17.48% for the full year 2006. Return on Assets continued well above peer banks at 1.80% for the final quarter of 2006 and 1.86% for the full year 2006.

           “The impact of the successful F&M merger has made 2006 a milestone year for Cascade Bancorp.  We have achieved our strategic aim of building a high- performance franchise that is uniquely positioned in some of the fastest growing markets in the entire nation,” said Patricia L. Moss, President and CEO.  “Credit for this success is due to the people who made this happen.  My heartfelt congratulations and appreciation to our team of banking professionals in both Oregon and Idaho whose remarkable dedication and teamwork enabled the successful integration of F&M into the Cascade family.”

          “Separately, we are mindful that in 2007 the banking industry faces challenges, including slowing real estate markets, as well as ongoing deposit and loan pricing pressures,” observed Moss.  “Despite headwinds that may last several quarters, Cascade’s footprint in fast growth markets should enable us to sustain a long-term growth rate above peers.”

          LOAN GROWTH AND CREDIT QUALITY:

          At December 31, 2006, Cascade’s Loan Portfolio had grown to $1.9 billion, up 79.8% compared to a year ago.  This increase was due to a combination of organic growth in Cascade’s Oregon market (22% year-over-year) augmented by the addition of F&M loan volumes.  Since the close of the acquisition in April 2006, the Idaho loan portfolio has expanded at a 32% annualized pace. However, with a seasonal slowing in the pace of construction and real estate activity during the fourth quarter, combined loan volumes grew at a 3.2% (annualized) pace when compared to the immediately preceding quarter.

          Credit quality metrics remains very strong at Cascade and better than peer bank levels.  As expected, delinquencies and non-performing assets have increased with softening real estate markets.  Non-performing assets were $3.0 million at year end, up from $1.8 million at September 30, 2006.  Delinquent loans greater than 30 days past due were at .18% of total loans compared to .09% at September 30, 2006, with the increase centered in a single credit. Meanwhile, fourth quarter net loan charge-offs were .17% (annualized) of total loans as compared to .08% and .06% for the prior quarter and prior year ends, respectively.

          “The nationwide softening of real estate markets appears to be proceeding in an orderly manner according to most real estate experts,” said Frank Weis, EVP and Chief Credit Officer.  “In the long-run, transitioning to a lower and more sustainable level of real estate construction and development activity will be beneficial to the markets within which Cascade operates.”

          Cascade’s provision for loan losses and commitments was $1.5 million for the fourth quarter, bringing the full year provision to $6 million.  The Reserve for Loan (and Commitment) Losses totaled 1.42% of loans at year end, compared to 1.40% a year earlier and 1.39% at the prior quarter end.  Of this aggregate amount, the portion classified as a reserve for loan commitments is approximately .17% of gross loans.  This amount is recorded as a separate liability in the accompanying financial statements.  Management believes these reserves are at an appropriate level based upon its evaluation and analysis of portfolio credit quality and prevailing economic conditions.

          DEPOSIT GROWTH:

          At December 31, 2006, Deposits were $1.7 billion, up 55.8% from prior year end.  Much of this increase arose from the F&M combination in April.  On a linked quarter basis, total deposits were up 7.9% (annualized), but excluding increased brokered deposit balances, customer deposits were 4.8% below that of prior quarter end.  This decline in part reflects the end of the peak summer and fall tourism and construction season wherein deposit growth flattens through the winter quarter. However, management believes a general slowing in the velocity of real estate activity has contributed to this trend, as real estate related businesses including construction, mortgage, escrow and realty show a reduction in average and end of period deposit balances as compared to the prior quarter. This is particularly evident in balances of non-interest bearing deposits which fell 8.1% between September 30, 2006 and December 31, 2006, with Central Oregon, Southern Oregon and Idaho regions showing declines. Underscoring this development, such balances fell from 34.0% of total deposits during the third quarter of 2006 to 30.7% for the fourth quarter, yet customer account retention and acquisition has shown progress during this period.

          Idaho region deposits (F&M) appear to have stabilized as was expected after some runoff in higher priced deposits related to the acquisition with fourth quarter average deposits essentially flat.  The F&M banking team is well positioned to expand market share with the introduction of cash management and business depository strategies into the Idaho market over the coming year.  Over the past several years, Cascade has made it a top priority to expand and strengthen its team of professional banking specialists who focus on delivering premier business depository services to a targeted customer base.  As of year end 2006, F&M deposit balances fell by approximately $24 million as compared to September 30, 2006.  This change was the result of repositioning several large customers into non-deposit investment alternatives offered by Cascade.

          NET INTEREST MARGIN & INTEREST RATE RISK:

          Cascade reported an easing of its net interest margin (NIM) to 5.54% for the fourth quarter of 2006, compared to 5.71% for the preceding quarter and 5.66% for the year ago quarter.  The recent easing in the NIM was primarily a function of higher overall cost of funds as consequence of the decline in average non-interest bearing deposits discussed above.  Because of lower non- interest bearing deposit volumes, Cascade increased its usage of   wholesale funding sources at higher market rates of interest for the quarter. The overall cost of funds (including interest bearing and non-interest bearing) for the third quarter was 2.81% as compared to 2.55% in the immediately preceding quarter and 1.49% for the year ago period.  The average cost of funds paid on interest bearing liabilities for the fourth quarter of 2006 was 3.85% as compared to 3.64% in the preceding quarter and 2.42% a year ago. Yields on earning assets during the fourth quarter of 2006 were modestly higher at 8.28% compared to 8.22% in the immediately preceding quarter and 7.09% in the year ago quarter.  Looking forward, management expects the net interest margin may continue to ease as a result of ongoing competitive pricing pressures and persistent flat yield curve that can affect both rate and mix of funding sources.

          The margin can also be affected by factors beyond market interest rates, including loan or deposit volume shifts and/or aggressive rate offerings by competitor institutions.  Cascade’s financial model indicates a relatively stable interest rate risk profile within a reasonable range of rate movements around the forward rates currently predicted by financial markets.  Because of its relatively high proportion of non-interest bearing funds, Cascade’s NIM is most adversely affected in the unlikely event Federal Funds rate falls to a very low level.  See cautionary “Forward Looking Statements” below and Cascade’s Form 10-K report for further information on risk factors including interest rate risk.

          NON-INTEREST INCOME AND EXPENSE:

          Non-Interest Income for 2006 was $18.2 million, 38.9% above the prior year, including service fee income which was at $8.0 million, up 29.2% from the prior year largely owing to the F&M combination.  For the full year 2006, residential mortgage originations totaled $176.6 million, up 11.2% when compared to $158.8 million in 2005.  Related net mortgage revenue was $3.0 million, an increase of 34.0% compared to $2.3 million for the previous year. However, fourth quarter net mortgage revenue of $.8 million was slightly less than third quarter of $.9 million as a result of the slowing velocity of real estate transactions.

           Non-Interest Expense for the year increased 54.9% compared to 2005 and 4th quarter expenses were 64.1% above the year ago quarter as a result of the F&M combination.  When compared to the immediately preceding quarter, non- interest expense expanded at a 13.6% annualized pace with the addition of staff positions to support Cascade’s infrastructure and ongoing growth goals.

          TAXES

          Fourth quarter earnings per share were benefited by approximately $0.02 mainly due to the recognition of certain state tax credits in the fourth quarter.  These credits reflect the Cascade’s support of affordable housing and energy conservation programs in its communities.  Such credits are generally non-recurring in nature, thus management expects the Company’s effective tax rate to return to normal levels in future quarters.

          BUSINESS STRATEGY:

          Operating in some of the fastest growing markets in the nation, Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  In terms of banking growth markets, Cascade ranks as the top community bank footprint in the Northwest and among the top three banks in the nation(1).  Cascade has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers.

          Founded in 1977, Bank of the Cascades offers full-service community banking through 33 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has been rated among the top performing banks in the nation for the eighth consecutive year by Independent Community Bankers of America, as well as in rankings by US Banker Magazine. The Bank was among the top 20 “Best Companies to Work For” in the March 2006 Oregon Business Magazine. For further information on Cascade, please visit our web site at http://www.botc.com .

          FORWARD LOOKING STATEMENTS

          This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which Cascade is conducting its operations. For a discussion of factors, which could cause results to differ, please see Cascade’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and Cascade’s press releases. When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.

          The ability of Cascade to predict results or the actual effect of future plans and strategies is uncertain, and actual results may differ. You can obtain documents filed by Cascade free of charge at the website maintained by the SEC at http://www.sec.gov . In addition, you may obtain documents filed with the SEC by Cascade Bancorp free of charge by contacting: Investor Relations, Cascade Bancorp, 1100 NW Wall St., PO Box 369, Bend, OR 97701 (541) 385-6205.

          (1) Projected MSA population growth 2005-2010, weighted by bank deposits; Includes all public banks with assets $2B - $10B (ex-M&A targets); Source SNL Financial LC / ESRI

CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

	Year over Year

	4th Qtr 2006	4th Qtr 2005	% Change

Balance Sheet Data (at period end)
Investment securities	$106,924	$59,286	80.4%
Loans, gross	1,887,263	1,049,704	79.8%
Total assets	2,249,314	1,268,902	77.3%
Total deposits	1,661,616	1,066,306	55.8%
Non-interest bearing deposits	509,920	431,389	18.2%
Core Deposits (1)	1,462,084	1,031,370	41.8%
Total shareholders’ equity	261,076	104,376	150.1%
Income Statement Data
Interest income	$42,047	$20,991	100.3%
Interest expense	13,973	4,300	225.0%
Net interest income	28,074	16,691	68.2%
Provision for loan losses and commitments	1,500	—	100.0%
Net interest income after loan loss provision	26,574	16,691	59.2%
Noninterest income	4,725	3,332	41.8%
Noninterest expense	15,153	9,232	64.1%
Income before income taxes	16,146	10,791	49.6%
Provision for income taxes	5,923	3,964	49.4%
Net income	$10,223	$6,827	49.7%
Share Data (2)
Basic earnings per common share	$0.36	$0.32	12.2%
Diluted earnings per common share	$0.36	$0.31	13.8%
Book value per common share	$9.22	$4.93	87.0%
Tangible book value per common share	$5.11	$4.61	11.0%
Cash dividends declared per common share	$0.09	$0.07	25.0%
Ratio of dividends declared to net income	24.82%	22.28%	11.4%
Basic Average shares outstanding	28,198	21,123	33.5%
Fully Diluted average shares outstanding	28,751	21,843	31.6%
Key Ratios
Return on average total shareholders’ equity (book)	15.93%	27.06%	-41.1%
Return on average total shareholders’ equity (tangible) (3)	29.37%	29.01%	1.2%
Return on average total assets	1.80%	2.15%	-16.3%
Net interest spread	4.44%	4.68%	-5.1%
Net interest margin	5.54%	5.66%	-2.1%
Total revenue (net int inc + non int inc)	$32,799	$20,023	63.8%
Efficiency ratio (4)	46.20%	46.11%	0.2%
Asset Quality Ratios
Loan loss reserve on loans and loan commitments	26,798	14,688	82.4%
Reserve to ending total loans	1.42%	1.40%	1.5%
Non-performing assets (5)	3,005	40	7412.5%
Non-performing assets to total assets	0.13%	0.00%	4138.0%
Delinquent >30 days to total loans	0.18%	0.02%	895.6%
Net Charge off’s	790	147	437.4%
Net loan charge-offs (annualized)	0.17%	0.06%	197.3%
Mortgage Activity
Mortgage Originations	$47,099	$41,203	14.3%
Total Servicing Portfolio (sold loans)	$494,882	$498,668	-0.8%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,096	$4,439	-7.7%
Capital Ratios
Average shareholders’ equity to average assets	11.48%	7.94%	44.6%
Leverage ratio (6) (Est Q4-06)	9.83%	9.30%	5.7%
Total risk-based capital ratio (6) (Est Q4-06)	11.30%	10.72%	5.4%

	Linked Quarter

	4thQtr 2006	3rd Qtr 2006	% Change

Balance Sheet Data (at period end)
Investment securities	$106,924	$126,257	-15.3%
Loans, gross	$1,887,263	1,872,225	0.8%
Total assets	$2,249,314	2,245,364	0.2%
Total deposits	$1,661,616	1,629,581	2.0%
Non-interest bearing deposits	$509,920	555,101	-8.1%
Core Deposits (1)	$1,462,084	1,479,056	-1.1%
Total shareholders’ equity	$261,076	252,408	3.4%
Income Statement Data
Interest income	$42,047	$40,329	4.3%
Interest expense	13,973	12,347	13.2%
Net interest income	28,074	27,982	0.3%
Provision for loan losses and commitments	1,500	2,200	-31.8%
Net interest income after loan loss provision	26,574	25,782	3.1%
Noninterest income	4,725	5,789	-18.4%
Noninterest expense	15,153	14,658	3.4%
Income before income taxes	16,146	16,913	-4.5%
Provision for income taxes	5,923	6,393	-7.4%
Net income	$10,223	$10,520	-2.8%
Share Data (2)
Basic earnings per common share	$0.36	$0.37	-3.1%
Diluted earnings per common share	$0.36	$0.37	-2.9%
Book value per common share	$9.22	$8.92	3.3%
Tangible book value per common share	$5.11	$4.80	6.5%
Cash dividends declared per common share	$0.09	$0.07	25.0%
Ratio of dividends declared to net income	24.82%	19.25%	29.0%
Basic Average shares outstanding	28,198	28,125	0.3%
Fully Diluted average shares outstanding	28,751	28,720	0.1%
Key Ratios
Return on average total shareholders’ equity (book)	15.93%	17.03%	-6.5%
Return on average total shareholders’ equity (tangible) (3)	29.37%	32.52%	-9.7%
Return on average total assets	1.80%	1.91%	-5.8%
Net interest spread	4.44%	4.58%	-3.1%
Net interest margin	5.54%	5.71%	-3.0%
Total revenue (net int inc + non int inc)	$32,799	$33,771	-2.9%
Efficiency ratio (4)	46.20%	43.40%	6.4%
Asset Quality Ratios
Loan loss reserve on loans and loan commitments	26,798	26,089	2.7%
Reserve to ending total loans	1.42%	1.39%	1.9%
Non-performing assets (5)	3,005	1,838	63.5%
Non-performing assets to total assets	0.13%	0.08%	63.2%
Delinquent >30 days to total loans	0.18%	0.09%	101.6%
Net Charge off’s	790	364	117.0%
Net loan charge-offs (annualized)	0.17%	0.08%	108.6%
Mortgage Activity
Mortgage Originations	$47,099	$50,371	-6.5%
Total Servicing Portfolio (sold loans)	$494,882	$496,120	-0.2%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,096	$4,196	-2.4%
Capital Ratios
Average shareholders’ equity to average assets	11.48%	11.21%	2.4%
Leverage ratio (6) (Est Q4-06)	9.83%	9.73%	1.0%
Total risk-based capital ratio (6) (Est Q4-06)	11.30%	10.97%	3.0%

	Full Year over Full Year

	Full Year 2006	Full Year 2005	% Change

Balance Sheet Data (at period end)
Investment securities	$106,924	$59,286	80.4%
Loans, gross	1,887,263	1,049,704	79.8%
Total assets	2,249,314	1,268,902	77.3%
Total deposits	1,661,616	1,066,306	55.8%
Non-interest bearing deposits	509,920	431,389	18.2%
Core Deposits (1)	1,462,084	1,031,370	41.8%
Total shareholders’ equity	261,076	104,376	150.1%
Income Statement Data
Interest income	$138,597	$72,837	90.3%
Interest expense	$40,321	13,285	203.5%
Net interest income	98,276	59,552	65.0%
Provision for loan losses and commitments	$6,000	3,050	96.7%
Net interest income after loan loss provision	92,276	56,502	63.3%
Noninterest income	$18,155	13,069	38.9%
Noninterest expense	$52,963	34,201	54.9%
Income before income taxes	57,468	35,370	62.5%
Provision for income taxes	$21,791	12,934	68.5%
Net income	$35,677	$22,436	59.0%
Share Data (2)
Basic earnings per common share	$1.37	$1.06	28.6%
Diluted earnings per common share	$1.34	$1.03	29.9%
Book value per common share	$9.22	$3.94	133.8%
Tangible book value per common share	$5.11	$3.94	29.7%
Cash dividends declared per common share	$0.31	$0.26	17.4%
Ratio of dividends declared to net income	22.65%	24.79%	-8.7%
Basic Average shares outstanding	26,062	21,070	23.7%
Fully Diluted average shares outstanding	26,664	21,776	22.4%
Key Ratios
Return on average total shareholders’ equity (book)	17.48%	24.04%	-27.3%
Return on average total shareholders’ equity (tangible) (3)	29.81%	25.93%	15.0%
Return on average total assets	1.86%	1.97%	-5.6%
Net interest spread	4.65%	4.85%	-4.1%
Net interest margin	5.73%	5.67%	1.1%
Total revenue (net int inc + non int inc)	$116,431	$72,621	60.3%
Efficiency ratio (4)	45.49%	47.10%	-3.4%
Asset Quality Ratios
Loan loss reserve on loans and loan commitments	26,798	14,688	82.4%
Reserve to ending total loans	1.42%	1.40%	1.5%
Non-performing assets (5)	3,005	40	7412.5%
Non-performing assets to total assets	0.13%	0.00%	4138.0%
Delinquent >30 days to total loans	0.18%	0.02%	895.6%
Net Charge off’s	1,281	773	65.7%
Net loan charge-offs (annualized)	0.08%	0.08%	0.2%
Mortgage Activity
Mortgage Originations	$176,558	$158,775	11.2%
Total Servicing Portfolio (sold loans)	$494,882	$498,668	-0.8%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,096	$4,439	-7.7%
Capital Ratios
Average shareholders’ equity to average assets	10.71%	8.19%	30.7%
Leverage ratio (6) (Est Q4-06)	9.83%	9.30%	5.7%
Total risk-based capital ratio (6) (Est Q4-06)	11.30%	10.72%	5.4%

Notes:

(1)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.

(2)	Adjusted to reflect a 25% (5:4) stock split declared in October 2006.

(3)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to the acquisitions of Community Bank of Grants Pass F&M Holding Company.

(4)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).

(5)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.

(6)	Computed in accordance with FRB and FDIC guidelines.

          Total Shares Outstanding as of 12/31/06:  28,330,259

SOURCE  Cascade Bancorp
          -0-                                        01/17/2007
          /CONTACT:  Gregory D. Newton, EVP, Chief Financial Officer, +1-541-617-3526, or Patricia L. Moss, President & Chief Executive Officer, +1-541-385-6205, both of Cascade Bancorp/
          /Web site:  http://www.botc.com /
          (CACB)